Exhibit 32.1

                               Certification

     The undersigned certifies for purposes of Section 1350 of Chapter 63 of Title 18 of the United States Code, in his capacity as the chief executive officer of Iron Star Development, Inc., ("Iron Star") that to his knowledge, the Quarterly Report of Iron Star on Form 10-QSB for the period ended September 30, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents in all material respects the financial condition and results of operation of Iron Star.


Date: November 14, 2005

By: /s/ Wallace Boyack
     Wallace Boyack
     Chief Executive Officer